Filed under Rule 433

File No. 333-224366

Final Term Sheet

Pinnacle West Capital Corporation

$500,000,000 1.30% Senior Notes due 2025

June 10, 2020

Issuer:	Pinnacle West Capital Corporation

Expected Ratings (Moody’s / S&P / Fitch):	A3 (negative) / BBB+ (stable) / A- (negative)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	June 10, 2020

Settlement Date:	June 17, 2020 (T+5)

Security:	1.30% Senior Notes due 2025

Principal Amount:	$500,000,000

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2020

Maturity Date:	June 15, 2025

Interest Rate:	1.30%

Benchmark Treasury:	0.25% due May 31, 2025

Benchmark Treasury Price / Yield:	99-16 / 0.352%

Spread to Benchmark Treasury:	+95 basis points

Yield to Maturity:	1.302%

Public Offering Price:	99.990% per note

Optional Redemption:	Make-whole call at any time prior to May 15, 2025 at Treasury rate plus 15 basis points and, thereafter, at par

CUSIP/ISIN:	723484 AH4 / US723484AH45

Joint Book-Running Managers:	J.P. Morgan Securities LLC
PNC Capital Markets LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
MUFG Securities Americas Inc.

Co-Managers:	Drexel Hamilton, LLC
Penserra Securities LLC

Pinnacle West Capital Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Pinnacle West Capital Corporation has filed with the SEC for more complete information about Pinnacle West Capital Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Pinnacle West Capital Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.